EXHIBIT 99.1

NEWS RELEASE

PGTI Reports 2019 Second Quarter and First Half Results

Second Quarter Sales Grew $29 Million Due To Inclusion of Western Window Systems

VENICE, Fla., August 1, 2019 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products and products designed to unify indoor/outdoor living spaces, today announced financial results for its second quarter and first half ended June 29, 2019.

Financial Highlights for Second Quarter 2019 versus Second Quarter 2018

●	Net sales increased 17 percent, to $199 million, including $37 million from Western Window Systems
●	Gross profit grew 22 percent, to $73 million
●	Net income decreased 24 percent, to $17 million
●
Net income per diluted share decreased to $0.29, and adjusted net income per diluted share decreased to $0.32; both affected by the higher number of shares outstanding resulting from the 2018 equity offering

●	Strong EBITDA growth driven by Western Window Systems and diligent cost control in legacy business

Financial Highlights for First Half 2019 versus First Half 2018

●	Net sales increased 20 percent, to $372 million, including $69 million from Western Window Systems
●	Gross profit grew 28 percent, to $134 million
●	Net income decreased 15 percent, to $25 million
●
Net income per diluted share decreased to $0.43, and adjusted net income per diluted share decreased to $0.47; both affected by the higher number of shares outstanding resulting from the 2018 equity offering

“In our Florida market, new construction remains steady, and we continue to benefit from increased adoption of our innovative PGT products by corporate builders,” stated Jeff Jackson, President and Chief Executive Officer of PGT Innovations. “In the repair and remodel channel for our legacy business, we saw an 8 percent decline in sales, as compared to the record-setting second quarter of 2018, which experienced a significant lift from heightened awareness in the aftermath of Hurricane Irma.”

“In our Western business unit, we are beginning to see sequential improvement in the overall California market versus the first quarter, when the region experienced a significant decline in housing starts. Importantly, we are seeing growth in our non-core markets as well as multi-family and commercial projects. We are pleased with the continued growth in Western’s overall net sales, as it delivered approximately 10 percent improvement in the second quarter, as compared to the prior year period,” added Jackson.

“In the second quarter, we grew our Adjusted EBITDA margin as a result of the strong financial results of Western Window Systems and our ongoing efforts to increase operational efficiency across our product lines,” stated Sherri Baker, Senior Vice President and Chief Financial Officer of PGT Innovations. “Additionally, we continue to focus on maintaining a strong balance sheet, finishing the second quarter with cash of $85 million and a trailing-twelve-month net debt-to-Adjusted EBITDA ratio of 2.0 times.”

“We are lowering our full-year 2019 guidance as outlined in the table below. The adjustment is primarily a result of market demand in the repair and remodel market being lighter than expected in 2019. We remain focused on driving net sales outside of our core markets and expanding our product portfolio to offset these recent market trends in addition to continuing our strong execution on controlling costs,” concluded Baker.

	Prior Guidance (as of 03/30/2019)		Revised Guidance
Net sales (in millions)	$775	$800	$740	$765
% growth	11%	15%	6%	10%
Adjusted EBITDA (in millions)	$143	$152	$137	$145
% growth	13%	20%	8%	14%
Net income per diluted share	$0.93	$1.05	$0.90	$1.00

Conference Call

PGT Innovations will host a conference call on Thursday, August 1, 2019, at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call 15 minutes before the start time: 800-309-1256 (U.S. and Canada) and 786-789-4796 (U.S.). The conference ID is 940254. Please note that these are new dial-in phone numbers. A replay of the call will be available within approximately two hours after the scheduled end of the call on August 1, 2019, through 1:30 p.m. on August 8, 2019. To access the replay, dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (U.S.) and refer to pass code 6331093.

You may also join the conference online by using the following link:
https://services.choruscall.com/links/pgti190801LQJTplcc.html

The webcast will also be available through the Investors section of the PGT Innovations, Inc. website: http://ir.pgtinnovations.com/events.cfm.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial® and Eze-Breeze®. The Company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company’s high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “expect,” “expectations,” “outlook,” “forecast,” “guidance,” “intend,” “believe,” “could,” “project,” “estimate,” “anticipate,” “should,” “plan” and similar terminology. These risks and uncertainties include factors such as:

•
adverse changes in new home starts and home repair and remodeling trends, especially in the state of Florida, where the substantial portion of our sales are currently generated, and in the western United States, where the substantial portion of the sales of Western Window Systems’ operations are generated, and in the U.S. generally;

•
macroeconomic conditions in Florida, where the substantial portion of our sales are generated, and in California, Texas, Arizona, Nevada, Colorado, Oregon, Washington and Hawaii, where the substantial portion of the sales of Western Window Systems are currently generated, and in the U.S. generally;

•	our level of indebtedness, which increased in connection with our acquisition of Western Window Systems;
•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, the Western Window Systems Acquisition;
•
the risk that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from the Western Window Systems Acquisition may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;
•	our dependence on a limited number of suppliers for certain of our key materials;

•	sales fluctuations to and changes in our relationships with key customers;
•
increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodeling or new home construction channels in our core markets and our inability to collect such debt;

•
in addition to the Western Window Systems Acquisition, our ability to successfully integrate businesses we may acquire, or that any business we acquire may not perform as we expected at the time we acquired it;

•	increases in transportation costs, including due to increases in fuel prices;
•	our dependence on our impact-resistant product lines and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•	product liability and warranty claims brought against us;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
•	our dependence on our limited number of geographically concentrated manufacturing facilities;
•
risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended; and

•	the risks and uncertainties discussed under Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 29, 2018.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) demand for our products going forward, including the demand for our impact-resistant products and the products of Western Window Systems; (2) the rate of new construction of residential properties in Florida and California; (3) new housing  starts in Florida and California; (4) the growth of our sales in our non-core  markets and in multi-family and commercial markets; (5) the strength of our balance sheet; (6) our ability to expand our product portfolio; (7) our ability to increase operational and other efficiencies across our product lines; and (8) the updated 2019 financial performance guidance described in this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculation of adjusted net income, adjusted net income per share, and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

Adjusted EBITDA as used in the calculation of the net debt-to-Adjusted EBITDA ratio, consists of our adjusted EBITDA as described above, but for the trailing twelve-month period, adjusted pursuant to the covenants contained in the 2016 Credit Agreement due 2022 for the acquisition of Western Window Systems.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:
Sherri Baker, 941-480-1600
Senior Vice President and CFO
SBaker@PGTInnovations.com

Media Relations:
Brent Boydston, 941-480-1600
Senior Vice President, Corporate Sales and Marketing
BBoydston@PGTInnovations.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018

Net sales	$198,570	$169,269	$372,307	$309,522
Cost of sales	125,630	109,322	238,097	204,802
Gross profit	72,940	59,947	134,210	104,720
Selling, general and administrative expenses	44,026	32,581	88,040	61,238
Gains on sales of assets under APA	-	(2,551)	-	(2,551)
Income from operations	28,914	29,917	46,170	46,033
Interest expense, net	6,756	3,609	13,470	7,652
Debt extinguishment costs	-	-	-	3,079
Income before income taxes	22,158	26,308	32,700	35,302
Income tax expense	5,113	3,760	7,398	5,414
Net income	$17,045	$22,548	$25,302	$29,888

Basic net income per common share	$0.29	$0.45	$0.43	$0.60

Diluted net income per common share	$0.29	$0.43	$0.43	$0.57

Weighted average common shares outstanding:
Basic	58,394	50,317	58,264	50,087

Diluted	59,291	52,056	59,248	52,023

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	June 29,	December 29,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$84,501	$52,650
Accounts receivable, net	76,667	80,717
Inventories	45,726	44,666
Contract assets, net	9,605	6,757
Prepaid expenses and other current assets	13,854	10,771
Total current assets	230,353	195,561

Property, plant and equipment, net	119,757	115,707
Operating lease right-of-use asset, net	28,706	-
Intangible assets, net	263,788	271,818
Goodwill	277,773	277,827
Other assets, net	1,158	1,240
Total assets	$921,535	$862,153

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$70,477	$68,557
Current portion of long-term debt	9	163
Current portion of operating lease liability	6,429	-
Total current liabilities	76,915	68,720

Long-term debt, less current portion	367,475	366,614
Operating lease liability, less current portion	25,298	-
Deferred income taxes, net	23,062	22,758
Other liabilities	14,410	18,517
Total liabilities	507,160	476,609

Total shareholders' equity	414,375	385,544
Total liabilities and shareholders' equity	$921,535	$862,153

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
MOST DIRECTLY COMPARABLE GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2019	2018	2019	2018
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$17,045	$22,548	$25,302	$29,888
Reconciling items:
Product line transition costs (2)	492	-	1,133	-
Other corporate costs (3)	1,709	-	2,359	-
Debt extinguishment costs (4)	-	-	-	3,079
Facility and equipment relocation costs (5)	-	-	-	435
Gains on sales of assets under
Cardinal APA (6)	-	(2,551)	-	(2,551)
Transaction-related costs (7)	-	999	-	999
Tax effect of reconciling items	(565)	403	(897)	(503)
Adjusted net income	$18,681	$21,399	$27,897	$31,347
Weighted-average diluted shares	59,291	52,056	59,248	52,023
Adjusted net income per share - diluted	$0.32	$0.41	$0.47	$0.60
Reconciliation to Adjusted EBITDA (1):
Depreciation and amortization expense	$8,661	$4,829	$17,173	$9,449
Interest expense, net	6,756	3,609	13,470	7,652
Income tax expense	5,113	3,760	7,398	5,414
Reversal of tax effect of reconciling items for
adjusted net income above	565	(403)	897	503
Stock-based compensation expense	1,078	684	2,276	1,198
Adjusted EBITDA	$40,854	$33,878	$69,111	$55,563
Adjusted EBITDA as percentage of net sales	20.6%	20.0%	18.6%	18.0%

Net debt-to-Adjusted EBITDA ratio, as adjusted for Western Window Systems (8)			2.0x

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed August 1, 2019.

(2) Represents costs relating to product line transitions, classified within cost of sales for the three and six months ended June 29, 2019.

(3) Includes (i) $1.2 million for an unusual level of bad debt expense recorded in the second quarter of 2019 that we do not believe is reflective of our actual operations; and (ii) $435 thousand of recruiting, relocation and other expenses associated with the hiring of our new Chief Financial Officer, as we believe the incurrence of such expenses related to the hiring of executive officers is and will remain infrequent. Also, represents transaction costs relating to the Western Window Systems acquisition, and other infrequent corporate costs classified within selling, general and administrative expenses. Of the $2.4 million of such costs in the six months ended June 29, 2019, $650 thousand was recorded in the first quarter of 2019.

(4) Represents debt extinguishment costs for the six months ended June 30, 2018, relating to the Company's March 16, 2018 refinancing and second amendment of the 2016 Credit Agreement due 2022.

(5) Represents costs associated with planned relocation of the CGI Windows & Doors manufacturing operations to its new facility in Miami, FL, and costs associated with machinery and equipment relocations within our glass plant operations in Venice, FL, as the result of our planned disposal of certain glass manufacturing assets to Cardinal Glass Industries. Of the $435 thousand, $416 thousand is classified within cost of sales during the six months ended June 30, 2018, with the remainder classified within selling, general and administrative expenses.

(6) Represents gains from sales of assets to Cardinal LG Company (Cardinal) under an Asset Purchase Agreement (APA) dated September 22, 2017. Pursuant to the terms of the APA, which required us to transfer assets to Cardinal in phases, during the second quarter of 2018, we made transfers of assets to Cardinal which had a net book value totaling $3.2 million and fair value totaling $5.8 million, resulting in the recognition of gains totaling $2.6 million, classified as gains on sales of assets in the three and six months ended June 30, 2018.

(7) Represents costs relating to our acquisition of Western Window Systems, classified within selling, general and administrative expenses in the three and six months ended June 30, 2018.

(8) Calculated in accordance with the covenants pursuant to the 2016 Credit Agreement due 2022 for the acquisition of Western Window Systems.